RFMC GLOBAL DIRECTIONAL FUND, LP

AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT

            This Amended and Restated Agreement of Limited Partnership made in Princeton, New Jersey, effective as of July 31, 2007 by and between Ruvane Fund Management Corporation, a Delaware corporation (the "General Partner") and the other parties who shall execute this Agreement, whether in counterpart, by execution of a subscription agreement or other instrument, or otherwise, as limited partners (individually, "Limited Partner" or collectively, "Limited Partners").  (The General Partners and Limited Partner may be collectively referred to herein as Partners".)

WITNESSETH:

            WHEREAS, a limited partnership has been formed for the purpose of trading in commodity interests as described below;

            NOW, THEREFORE, the parties hereto agree that the Partnership Agreement is to read as follows:

1.         FORMATION AND NAME.

            The parties hereto do hereby agree to form the Partnership under the Delaware Revised uniform Limited Partnership Act, as amended and in effect on the date hereof (the "Act"), and the rights and liabilities of the Partners shall be provided in the Act except as otherwise herein provided.  The name of the limited partnership is RFMC Global Directional Fund, LP (the "Partnership").  The General Partner shall execute and file a Certificate of Limited Partnership in accordance with the provisions of the Act and shall execute, file, record and publish, as appropriate, such amendments thereto, assumed name certificates and other documents as are or become necessary or advisable as determined by the General Partner.  Each Limited Partner hereby agrees to furnish to the General Partner a power of attorney which may be filed with the Certificate of Limited Partnership and any amendments thereto and such additional information as is required from such Limited partner to complete such documents and to execute and cooperate in the filing, recording or publishing of such documents at the request of the General Partner.

2.         PRINCIPAL OFFICE.

            The principal office of the Partnership shall be at 4 Benedek Road, Princeton, New Jersey 08540, or such other place as the General Partner may designate from time to time.  The address of the registered office and the registered agent of the Partnership in the State of Delaware is 229 South State Street, Dover, Delaware, and the name of the registered agent of the Partnership in the State of Delaware is Prentice-Hall Corporation System, Inc.

3.         BUSINESS.

            The Partnership's business and purpose is to trade, buy, sell or otherwise acquire, hold or dispose of commodity futures contracts, options on physical commodities and on commodity futures contracts, forward contracts ("Commodity and Futures Contracts"), and any rights pertaining thereto and to engage in all activities incident thereto.  The Partnership may also invest in entities (including other partnerships or funds) that trade Commodity and Futures Contracts.  The objective of the Partnership business is the appreciation of its assets through speculative trading.

4.         TERM, DISSOLUTION, FISCAL YEAR AND DEFINITIONS.

            (a)        Term.  The term of the Partnership shall end upon the first to occur of the following: (1)  withdrawal, insolvency or dissolution of the General Partner; (2) a decline of greater than 50% in the Net Assets of the Partnership, as of the end of any month after the commencement of trading, from the Net Assets of the Partnership as of the beginning of each fiscal year (with appropriate adjustments for additions or redemptions as consistently computed by the General Partner); or (3) the occurrence of any event which shall make it unlawful for the existence of the Partnership to be continued.

            (b)        Dissolution.  Upon the occurrence of an event causing the termination of the Partnership, the Partnership shall terminate and be dissolved.  Dissolution, payment of creditors and distribution of the Partnership assets, as the case may be, shall be effected as soon as practicable in accordance with the Act, except that the General Partner and each Limited Partner (and any assignee) shall share in the assets of the Partnership  pro rata in accordance with their respective Book Capital Accounts (as defined below), less any amount owing by such Partner (or assignee) to the Partnership.

            (c)        Fiscal Year.  The fiscal year of the Partnership shall begin on January 1, of each year (or the date of the inception of the Partnership for the first fiscal year) and end on the following December 31.

            (d)        Certain Definitions.  The "Net Assets" of the Partnership shall mean the total assets of the Partnership including all cash and cash equivalents (valued at cost), accrued interest and the market value of all open commodity positions and other assets maintained by the Partnership, less the market value of all liabilities and reserves of the Partnership, including accrued management and incentive allocations, determined in accordance with the principles specified in Paragraph 6 hereof and, where no principle is specified, in accordance with generally accepted accounting principles.  The market value of a commodity futures contract or option on a commodity futures contract shall mean the most recent available closing quotation on the exchange, through which the particular commodity futures contract or option on a commodity futures contract is traded by the Partnership; the market value of a forward contract is determined by the dealer with which the Partnership has traded the contract.  If, however, a contract cannot be liquidated on the day with respect to which the cumulative profits or losses on the account are being determined, because of the operation of daily limits or other rules of the commodity exchange upon which that contract is traded or otherwise, the settlement price on the first subsequent day on which the contract can be liquidated is the basis for determining the liquidating value of such contract for such day.

5.         CAPITAL CONTRIBUTIONS AND PARTNERSHIP INTERESTS.

            (a)        General Partner's Contribution.  The General Partner shall be required to contribute $1,000 to the capital of the Partnership, however it may from time to time acquire general partnership interests or make additional general partnership contributions to the Partnership.  In addition to such general partnership contributions, the General Partner and any trading advisors to the Partnership may purchase limited partnership interests and will be treated as Limited Partners with respect to such limited partnership interests, provided that the aggregate amount of limited partnership interests purchased by the General Partner and any party related to the General Partner within the meaning of Section 267(b) or Section 707(b)(1) of the Internal Revenue Code of 1986, as amended (the "Code"), shall not exceed 50% of aggregate limited partnership interests.  The General Partner shall, with respect to any limited partnership interests owned by it, enjoy all of the rights and privileges and be subject to all of the obligations and duties of a Limited Partner, except as specified otherwise herein.

            (b)        Limited Partners' Contributions.  Interests in the Partnership, other than the General Partner's general partnership interest, shall be limited partnership interests.  Each Limited Partner shall initially contribute at least $25,000 to the capital of the Partnership, provided that each Limited Partner that is an "employee benefit plan" defined in, but whether or not subject to, the Employee Retirement Income Security Act of 1974, as amended; a "plan" as defined in Section 4975 of the Code; or an entity that holds "plan assets" due to investment made in such a plan may contribute a lesser amount, but at least $10,000, to the capital of the Partnership.  The General Partner shall have the sole discretion to accept or reject any subscription for any reason.  The aggregate of all contributions shall be available to the Partnership to carry on its business.  All subscriptions for limited partnership interests must be on the form of subscription agreement provided in the then current Offering Memorandum. .  Subscriptions for limited partnership interests must be paid in full upon execution of a subscription agreement.

            (c)      Initial Limited Partner's Contribution.  The capital contribution of the initial Limited Partner shall be $1, payable upon formation of the Partnership.  The interest of the initial Limited Partner shall terminate on admission of any other person as a Limited Partner, and his capital contribution shall be returned.

            (d)        Initial Offering and Continuing Offering.  The General Partner on behalf of the Partnership may offer, pursuant to the then current Offering Memorandum and the terms hereof, any available limited partnership interests in the Partnership which remain unsold.  Aggregate partnership interests offered in the Partnership shall not exceed $100,000,000.  Proceeds from the sale of interests after the initial closing date shall be deposited in an interest-bearing account at such bank or financial institution (including a money market fund) as the General Partner may select during the interim between the time when such proceeds are received by the Partnership and the time when such proceeds are booked to the subscriber's capital account (the first day of the next calendar month) or rejected.  The subscriber shall be paid any interest earned on such proceeds during such interim period if his subscription is rejected; otherwise, such interest will be paid to the Partnership.  The General Partner may terminate the offering at any time.

            (e)        Status as Limited Partner.  A Subscriber shall become a Limited Partner in the Partnership upon receipt by the Partnership of the subscription amount, acceptance of the subscription agreement, and upon entry of the subscriber's name in the records of the Partnership as a Limited Partner.  In its discretion, the General Partner may cause the withdrawal of any Limited Partner and the redemption of that Limited Partner's interest in the Partnership pursuant to Paragraph 9(b) upon 10 days' written notice to such Limited Partner (or to any assignee of such Partner's interest).

            (f)      Interests may Consist of Separate Classes.   The General Partner may make amendments to this Agreement which relate to the designation of additional classes of limited partnership interests, which additional classes may have differing expense, voting and other rights as determined by the General Partner in its sole discretion; provided, however, that no such amendment may adversely affect the interest of the other Limited Partners as determined by the General Partner in its sole discretion.

6.         ALLOCATION OF PROFITS AND LOSSES.

            (a)        Tax Capital Accounts.  A Tax Capital Account for the Partnership shall be established for each Partner.  The initial balance of each Partner's Tax Capital Account shall be the amount of its initial capital contribution to the Partnership less any applicable upfront charges.  Each Partner's Tax Capital Account shall be increased by the amount of (i) any additional capital contribution and (ii) the allocation to the Partner of Partnereship profit (or items thereof) as provided in subparagraph (e) hereof, and shall be decreased by the amount of (i) money distributed to the Partner and the fair market value of property distributed to the Partner (net of liabilities securing such distributed property), (ii) the allocations to the Partner of expenditures of the Partnership described in Section 705(a)(2)(B) of the Code, and (iii) the allocations to the Partner of Partnership loss (or items thereof) as provided in subparagraph (e) hereof.

            (b)        Book Capital Accounts.  A Book Capital Account for the Partnership shall be established for each Partner.  The initial balance of each Partner's Book Capital Account shall be the amount of his initial capital contribution to the Partnership less any applicable upfront charges.  The balance of a Partner's Book Capital Account shall be increased or decreased in accordance with subparagraph (d) below and shall be further increased by the amount of any additional capital contributions and decreased by the amount of any redemptions or other distributions attributable to such Partner.

            (c)        Monthly Determinations.  As of the close of business (as determined by the General Partner) on the last day of each month during each fiscal year of the Partnership, the following determinations shall be made with respect to the Partnership:

                        (1)      Realized and unrealized gains and losses from all trading activities.

                        (2)      The accrued quarterly management fee and incentive allocation.

                      (3)     Items of operating income, including without limitation interest, and items of operating expense, including without limitation commodity brokerage, legal and accounting fees, if any.

            (d)        Monthly Allocations of Profit and Loss.  As of the end of each month, the amount determined in subparagraph (c) above will be allocated (charged) proportionately to the Partners' Book Capital Accounts based on the amount of each Partner's Book Capital Account at the beginning of the month.

            (e)        Allocation and Payment of Incentive Allocation.  At the end of each calendar quarter, the amount of the incentive allocation payable to the General Partner in respect of a Limited Partner's Capital Account for such calendar quarter pursuant to subparagraph 7(b) hereof shall be charged to such Partner's Capital Account and allocated to the General Partner's Capital Account and shall be distributed to the General Partner from its Capital Account.  Such allocation of the incentive allocation for a quarter shall be computed after the allocations are made pursuant to subparagraph 6(d) for the month with respect to which such quarter ends.  In the event of a redemption of a Limited Partner's Interest or the termination of the Partnership, the amount of the incentive allocation calculated as of the redemption or termination date (or a proportionate percentage thereof in the case of a partial redemption) shall be charged to the Limited Partner's Capital Account and paid to the General Partner as if such event were the end of a calendar quarter.

            (f)        Allocation of Profit and Loss for Federal Income Tax Purposes.  As of the end of each calendar year, the Partnership's realized profit or loss shall be allocated among the Partners for federal income tax purposes.  For purposes of determining the character of the realized profit and loss allocated to each Partner for federal income tax purposes, a distinction will be made between net short-term capital gain or loss and net long-term capital gain or loss.  The Partnership's gross realized profit or loss shall be allocated first to each Partner who transferred or redeemed part or all of its or his entire general or limited partnership interest so that such Partner's Tax Capital Account (or proportionate amount thereof in the case of a parties transfer or redemption) is equal to its or his Book Capital Account (or proportionate amount thereof in the case of a parties transfer or redemption) immediately prior to the transfer or redemption.  Any remaining net realized profit or loss shall then be allocated to the Partners in order to decrease the relative differences between the Partners' Tax Capital Account and Book Capital Account in accordance with Treasury Regulation 1.704(b)(2)(iv)(g), provided, however, that the allocations of such profit and loss to the Partners shall not exceed the allocations permitted under Subchapter K of the Code as determined by the General Partner, whose determination shall be binding.  Allocations may be made in accordance with the provisions in Treasury Regulation 1.704-3(e)(3) (or successor regulations) for "securities partnerships" to the extent the Partnership constitutes a "securities partnership" within the meaning of such provisions.

            (g)        Expenses.  The General Partner initially will pay all organizational expenses and the expenses of the sale of limited partnership interests and will be reimbursed by the Partnership for such expenses over a period of 36 months.  The General Partner shall not be reimbursed by the Partnership for any costs incurred by it relating to office space and equipment.  The Partnership shall be obligated to pay all other liabilities incurred by it, including, without limitation, management and incentive fees to advisors, commodity brokerage commissions, clearing, National Futures Association, administrative, legal and audit fees associated with its operation.  Appropriate reserves may be created, accrued and charged against Net Assets of the Partnership and proportionately against the Book Capital Accounts of the Partners for contingent liabilities, if any, as of the date any such contingent liability becomes known to the General Partner, such reserves to be in an amount as the General Partner in its sole discretion deems necessary or appropriate.

            (h)        Limited Liability of Limited Partners.  Limited Partners shall not be liable for the obligations of the Partnership, except as provided for under the Act.

            (i)         Return of Capital Contributions.  Except to the extent that a General or Limited Partner shall have the right to withdraw capital through redemption of general or limited partnership interests or shall be entitled to withdrawals or distributions in accordance with the terms of this Agreement, no General or Limited Partner shall have any right to demand the return of his capital contributions or profits added thereto, except upon termination and dissolution of the Partnership.  In no event shall a Limited Partner be entitled to demand or receive property other than cash.

            (j)         Distributions.  The General Partner shall have sole discretion in determining what distributions (other than on redemption of limited partnership interests), if any, the Partnership will make to its Partners.  All distributions shall be pro rata in accordance with the respective Book Capital Accounts of its Partners.

7.         MANAGEMENT.

            (a)        Management of the Partnership.  The General Partner, to the exclusion of all Limited Partners, shall conduct and manage the business of the Partnership including, without limitation, the investment of the funds of the Partnership.  The General Partner may delegate its responsibility for providing administrative services to the Partnership and the Partnership will be responsible for paying the costs of such third party administrator.  The General Partner shall monitor the trading and performance of the advisors to Partnership and shall not permit churning of the Partnership's account.  The General Partner shall be entitled to receive on the first business day of each new calendar quarter of the Partnership a management fee in an amount equal to ¼ of 1%

 of the assets of the Partnership as of the last day of the calendar quarter year just concluded (a 1% annual rate).   The General Partner shall be entitled to receive a quarterly incentive allocation in the amount of 20% (twenty percent) of New Profits, as defined herein.  The General Partner may pay a portion of its incentive allocation to any trading advisors retained by it to manage the assets of the Partnership and also to properly registered selling agents for their ongoing services to the Partnership.  The General Partner in its discretion may waive all or any portion of the management fee or incentive allocation with respect to any Limited Partner.  The General Partner is authorized to pay to itself and certain persons who introduce subscribers to the Partnership a percentage of the brokerage commissions charged to the Partnership as compensation for their services in connection with the Partnership; the amount of such compensation shall be determined by the General Partner in its sole discretion.  Except as provided herein, no Partner shall be entitled to any salary, draw, or other compensation from the Partnership.  Each Limited Partner hereby agrees to furnish to the General Partner such additional information as may be deemed by the General Partner to be required or appropriate to open and maintain an account or accounts with commodity brokerage firms for the purpose of trading in commodity futures contracts.

            (b)        Retention of Trading Advisors and Commodity Broker.  The General Partner may make investment decisions regarding the Partnership itself or may retain one or more trading advisors (who may be its affiliates) to make such investment decisions, and the General Partner may delegate complete trading discretion to any such advisor or advisors.  The General Partner is hereby authorized (i) to employ trading advisors(s) from time to time on such terms as it may approve and to terminate any advisory agreement at its discretion in accordance with its terms; (ii) to enter into customer agreements with commodity broker(s); and (iii) to pay brokerage fees at the rates provided for in the applicable customer agreement and such rates for trading in the cash and forward markets which the commodity broker(s) may charge from time to time.

            (c)        Other Powers.  The General Partner may take such other actions as it deems necessary or desirable to manage the business of the Partnership including, but not limited to, the following:  opening bank accounts; paying or authorizing the payment of distributions to the Partners and expenses of the Partnership such as management and performance fees; legal and accounting fees, and registration and other fees of governmental agencies; and investing or directing the investment of funds of the Partnership not being utilized as cash margin deposits.  The General Partner is hereby authorized to perform all duties imposed by Sections 6221 through 6232 of the Code on the General Partner as "tax matters partner" of the Partnership, including (but not limited to) the following:  (a) the power to conduct all audits and other administrative proceedings with respect to Partnership tax items; (b) the power to extend the statute of limitations for all Limited Partners with respect to Partnership tax items; (c) the power to file a petition with an appropriate federal court for review of a final Partnership administrative adjustment; (d) the power to enter into a settlement with the Internal Revenue Service on behalf of, and binding upon, those Limited Partners having less than a 1% interest in the Partnership unless a Limited Partner notifies the Internal Revenue Service and the General Partner that the General Partner may not act on his behalf.  The Partnership shall reimburse the General Partner for all costs and expenses incurred by the General Partner in its capacity as Tax Matters Partner.  The General Partner may, in its sole discretion, make or refrain from making the election contemplated by Section 754 of the Code on behalf of the Partnership, and determine how to classify items of income, gain, expense or profit for federal or state income tax purposes on the Partnership's tax returns and the Form K-1s (or any successor form) transmitted to the Limited Partners.  The General Partner shall withhold from income allocated to any foreign Partner any amount that it deems required by the Code, including Section 1441, 1442, or 1446 thereof, and any regulations thereunder or administrative interpretations thereof.  Any amount withheld shall be paid over to the United States Treasury and shall be charged against the foreign Partner's Capital Account.

            (d)        Records.  The General Partner shall keep and retain such books and records relating to the business of the Partnership as it deems necessary or advisable or as are required by the Commodity Exchange Act or the regulations of the Commodity Futures Trading Commission (the "CFTC") at the principal office of the Partnership or such other office as the General Partner deems advisable for not less than six years from the date of this Agreement.  Any Subscription Agreement and Power of Attorney executed by a Limited Partner in connection with his purchase of limited partnership interests shall be retained by the Partnership for not less than six years from the date of such agreement.

            (e)        Activity of General Partner.  The General Partner may engage in other business activities and shall not be required to refrain from any other activity or disgorge any profits from any such activity, whether as general partner of additional partnerships for investment in commodity futures contracts or otherwise.  The General Partner, on behalf of the Partnership, may engage and compensate from funds of the Partnership such persons, firms or corporations, including any affiliated person or entity or any other person or entity, as the General Partner in its sole judgment shall deem advisable for the conduct and operation of the business of the Partnership.

            (f)        Reliance by Third Parties.  No person dealing with the General Partner shall be required to determine its authority to make any undertaking on behalf of the Partnership, nor determine any fact or circumstance bearing upon the existence of its authority.

            (g)        Exculpation.  The General Partner, its officers, directors, stockholders, employees, agents and affiliates and each person who controls any of the same shall not be liable, responsible or accountable in damages or otherwise to the Partnership, or to any of the Partners, their successors or permitted assigns, except by reason of acts or omissions (i) in violation of federal or state securities laws, (ii) due to intentional or criminal wrongdoing or gross negligence or willful misconduct, (iii) breach of fiduciary duty, or (iv) for not having acted in good faith in the reasonable belief that its actions were in, or not opposed to, the best interests of the Partnership.

8.         REVIEW AND REPORTS TO LIMITED PARTNERS.

            The Partnership's books shall be audited annually by independent public accountants.  The Partnership will use its best efforts to cause each Partner to receive (i) such reports (in such detail) as are required to be given to Limited Partners by the CFTC, (ii) any other reports (in such detail) required by any other governmental authority which has jurisdiction over the activities of the Partnership, and (iii) within 75 days after the close of each fiscal year such Partnership tax information as is necessary for him to complete his federal income tax return.

9.         TRANSFER AND REDEMPTION FROM CAPITAL ACCOUNTS.

            (a)        Transfer.  A Limited Partner may transfer, assign, pledge or encumber its partnership interest (or any portion thereof) only as provided herein.  No such transferee, assignee, pledge, or secured creditor shall become a substituted Limited Partner unless the General Partner first consents to such substitution in writing, which consent shall be granted or denied in the sole discretion of the General Partner.  Any transfer, assignment, pledge or encumbrance of interests permitted hereunder shall be effective as of the end of the month in which such transfer, assignment, pledge or encumbrance is made, provided that the Partnership need not recognize any transfer, assignment, pledge, or encumbrance unless it has received at least 20 days' prior written notice thereof from the Limited Partner, which notice shall set forth the address and social security or taxpayer identification number of the transferee, assignee, pledgee, or secured creditor and the portion of the limited partnership interest transferred, assigned, pledged or encumbered.  Such notice shall be signed by the Limited Partner and notarized.  No transfer, assignment, pledge or encumbrance shall be permitted unless the General Partner is satisfied that (i) such transfer, assignment, pledge or encumbrance would not be in violation of the Act or applicable securities laws, (ii) the Partnership shall continue to be classified as a partnership rather than as an association taxable as a corporation for federal tax purposes, and (iii) it has received all documentation it may reasonably request.  Any transferee, assignee, pledgee, or secured creditor of interests who has not been admitted to the Partnership as a substituted Limited Partner shall not have any of the rights of a Limited Partner, except that such person shall receive that share of capital and profits and shall have the right of redemption to which his transferor, assignor, pledgor, or debtor would otherwise have been entitled and shall remain subject to the other terms of this Agreement binding upon Limited Partners.  The Limited Partner shall bear all costs (including any attorneys' fees) related to such transfer, assignment, pledge, or encumbrance of his interest (or portion thereof).  No transfer, assignment, pledge or encumbrance shall be permitted of any interest (or portion thereof) which has a fair market value that is less than the lesser of $10,000 or the total interest of such Limited Partner in the Partnership.

            (b)        Redemption of Limited Partnership Interest.  The General Partner will redeem for cash all of a Limited Partner's interest in the Partnership for an amount equal to the balance of such Limited Partner's Book Capital Account at the close of business on the Redemption Date (as defined below) (after taking into account the adjustment provided for in Paragraph 6(d)), less any amount owing by such Partner (and his assignee, if any) to the Partnership.  Such redemption shall occur on the last day of any calendar month ("Redemption Date") 10 days after a request for redemption in proper form has been delivered to the General Partner.  If redemption is requested by an assignee, all amounts owed to the Partnership by the Partner to whom such limited partnership interest was sold as well as all amounts owed to the Partnership by all assignees of such limited partnership interest shall be charged to the balance of the subject Book Capital Account upon redemption by an assignee.  A "request for redemption" shall mean a letter sent by a Limited Partner (or assignee thereof) and received by the General Partner at least 10 days in advance of the date redemption is requested, which shall be the last day of the calendar month.  In such request, the Limited Partner must represent and warrant that he is the true, lawful, and beneficial owner of the subject limited partnership interest with full power and authority to request the redemption and must further represent that such limited partnership interest is not subject to any encumbrances.  The signature of the Limited Partner requesting the redemption must be guaranteed by a commercial bank or by a member of either a national securities exchange or the National Association of Securities Dealers, Inc.  The General Partner may, in its sole discretion, waive any notice period or the requirement of a guaranteed signature, provided that, in the opinion of the General Partner, the Partnership will not be prejudiced by such action.  Notwithstanding the foregoing, the General Partner may in its sole discretion from time to time cause the redemption of a Limited Partner's interest in the Partnership upon 10 days' prior written notice to the Limited Partner (or any assignee of such Partner's interest), which notice shall specify the Redemption Date.  With respect to all redemptions, payment will be made within 30 days after the Redemption Date, except that, under special circumstances including but not limited to the inability on the part of the Partnership to liquidate commodity positions as of such Redemption Date or default or delay in payments due the Partnership from commodity brokers, banks or other persons, the Partnership may delay payment to Partners whose interests are being redeemed.

            (c)        Withdrawals by General Partner.  The General Partner may make withdrawals from its Book Capital Account as of the last day of any month in any amount in excess of its capital contribution required by paragraph 5(b).

            (d)        Bookkeeping.  All additions made to a Partner's Book Capital Account will be booked as of the beginning of the month in which they become effective.  All redemptions will be based on the appropriate month end balance of a Partner's Book Capital Account and will be booked as of the end of that month.

10.        ADMISSION OF ADDITIONAL PARTNERS; ADDITIONAL CAPITAL CONTRIBUTIONS.

            At its discretion, the General Partner may admit additional Limited or General Partners to the Partnership and accept additional capital contributions from existing Partners as of the first day of any month after the Partnership has been formed and begun trading.  Pursuant to Paragraph 9, the General Partner may consent to and admit any assignee of a limited partnership interest as a substituted Limited Partner.  Any additional capital contributions made by a Partner shall be credited to such Partner's Book Capital Account.

11.        NOT TO BE SUBJECT TO CORPORATE TAX AS A PUBLICLY TRADED PARTNERSHIP.

            (a)        All interests in the Partnership have been or will be issued in a transaction or transactions that were not required to be registered under the Securities Act of 1933 (the "1933 Act"), and to the extent such offerings or sales were not required to be registered under the 1933 Act by reason of Regulation S (17 CFR 230.901 through 230.904) or any successor thereto, such offerings or sales would not have been required to be registered under the 1933 Act if the interests so offered or sold had been offered and sold within the United States.

            (b)        Neither the General Partner nor the Partnership will participate in the interests in the Partnership being traded on an established securities market.  For purposes of the preceding sentence, an established securities market is a national securities exchange that is either registered under Section 6 of the Securities Exchange Act of 1934 (the "1934 Act") or exempt from registration because of the limited volume of transactions, a foreign securities exchange that, under the law of the jurisdiction where it is organized, satisfies regulatory requirements that are analogous to the regulatory requirements of the 1934 Act, a regional or local exchange, or an interdealer quotation system that regularly disseminates firm buy or sell quotations by identified brokers or dealers by electronic means or otherwise.

            (c)        Notwithstanding anything to the contrary in this Partnership Agreement, for each taxable year of the Partnership, pursuant to Sections 7704(c) and 7704(d) of the Code, the principal activity of the Partnership has consisted and will consist of entering into and buying for investment purposes futures and forward contracts on foreign currencies and commodities (which are capital assets to the Partnership) and at least 90% of the Partnership's gross income for each taxable year of the Partnership has constituted and will constitute "qualifying income" under such provisions in the form of gains from such trading and other qualifying income, including interest income.

12.        SPECIAL POWER OF ATTORNEY.

            (a)        Each Limited Partner by the execution of this Agreement does irrevocably constitute and appoint the General Partner with the power of substitution, as his true and lawful attorney-in-fact, in his name, place and stead, to execute, acknowledge, swear to, file and record in his behalf in the appropriate public offices and publish (i) this Agreement and a Certificate of Limited Partnership, including amendments thereto; (ii) all instruments which the General Partner deems necessary or appropriate to reflect any amendment, change or modification of the Partnership in accordance with the terms of this Agreement; (iii) certificates of Assumed Name; (iv) all instruments which the General Partner deems necessary or appropriate to qualify the Partnership to do business as a foreign limited partnership in other jurisdictions; (v) customer agreements with any dealers, commodity brokerage firms or banks; (vi) advisory agreements with any commodity trading advisors and (vii) such other certificates or instruments (including amendments or modifications of any of the foregoing) as may be required to be filed by the Partnership or the Partners under the laws of the State of Delaware or any other jurisdiction or as the General Partner may deem necessary or desirable to carry out the purpose and intent of this Agreement.  The Power of Attorney granted herein shall be irrevocable and deemed to be a power coupled with an interest and shall survive the death, legal incapacity, insolvency or dissolution of a Limited Partner or the delivery of any assignment by a Limited Partner of the whole or any portion of his interest, and any assignee of a Limited Partner does hereby constitute each person from time to time serving as an officer of the General Partner his attorney in the same manner and with the same force and for the same purposes as does the assignor.  Each Limited Partner hereby agrees to be bound by any representation made by the General Partner and by any successor thereto, acting in good faith pursuant to such Power of Attorney, and each Limited Partner hereby waives any and all defenses which may be available to contest, negate or disaffirm the action of the General Partner and any successor thereto, taken in good faith under such Power of Attorney.

            (b)        Each Limited Partner agrees to execute such special Power(s) of Attorney on documents separate from this Agreement as the General Partner may request.  In the event of any conflict between this Agreement and any instruments filed by such attorney pursuant to the Power of Attorney granted in this Paragraph, this Agreement shall control.

13.        WITHDRAWAL OF A PARTNER.

            The Partnership shall terminate and be dissolved upon the withdrawal, insolvency or dissolution of the General Partner.  The General Partner shall not withdraw from the Partnership without giving the Limited Partners forty-five days' prior written notice.  The death, incompetency, withdrawal, insolvency or dissolution of a Limited Partner shall not terminate or dissolve the Partnership, and such Limited Partner, his estate, custodian or legal representative shall have no right to withdraw or value such Limited partner's interest in the Partnership except as provided in Paragraph 9 hereof.  Each Limited Partner (and any assignee of such Partner's interest) expressly agrees that in the event of his death, he waives on behalf of himself and his estate, and he directs the legal representative of his estate and any person interested therein to waive, the furnishing of any inventory, accounting, or appraisal of the assets of Partnership and any right to an audit or examination of the books of the Partnership.  If a Limited Partner who is an individual dies or a court of competent jurisdiction adjudges him to be incompetent to manage his person or his property, the Limited Partner's executor, administrator, guardian, conservator or other legal representative may exercise all of the Limited Partner's rights for the purpose of settling his estate or administering his property, but no such person or entity shall become a substituted Limited Partner unless the requirements of Section 9 of this Agreement are met.  If a Limited Partner is a corporation, trust, or other entity and is dissolved or terminated, the powers of that Limited Partner may be exercised by its legal representative or successor.

14.        NO PERSONAL LIABILITY FOR RETURN OF CAPITAL OR PROFITS.

            The General Partner shall not be personally liable for the return or repayment of all or any portion of the capital or profits of any Partner (or assignee), it being expressly agreed that any such return of capital or profits made pursuant to this Agreement shall be made solely from the assets (which shall not include any right of contribution from the General Partner) of the Partnership.

15.        INDEMNIFICATION.

            (a)        Indemnification of General Partner.  The Partnership shall indemnify, defend and hold harmless the General Partner and its officers, directors, stockholders, employees, agents and affiliates and each person, if any, who controls any of them from and against any loss, liability, damage, cost or expense (including legal fees and expenses incurred in defense of any demands, claims or lawsuits) actually and reasonably incurred arising from actions or omissions concerning the business or activities undertaken by or on behalf of the Partnership from any source including, without limitation, any demands, claims or lawsuits initiated by a Limited Partner, if the acts, omissions or alleged acts or omissions upon which such actual or threatened action, proceeding, or claim is based were for a purpose reasonably believed to be in, or not opposed to, the best interests of the

 Partnership and were not (i) in violation of federal or state securities laws, (ii) performed or omitted as a result of intentional or criminal wrongdoing or gross negligence or willful misconduct or (iii) in violation of the General Partner's fiduciary obligations to the Partnership.  All rights to indemnification and payment of legal fees and expenses shall not be affected by the termination of the Partnership or the withdrawal, dissolution or insolvency of the General Partner.

            (b)        Indemnification by Partners.  In the event the Partnership is made a party to any claim, dispute or litigation or otherwise incurs any loss or expense as a result of or in connection with any Partner's (or assignee's) obligations or liabilities unrelated to the Partnership's business, such Partner (or assignees cumulatively) shall indemnify and reimburse the Partnership for all loss and expense incurred, including reasonable attorneys' and accountants' fees,

16.        AMENDMENTS.

            Amendments to this Agreement may be proposed by the General Partner or by Limited Partners owning not less than 10% of the then outstanding limited partnership interests of the Partnership (not including any limited partnership interests held by the General Partner).  Within 30 days following receipt of a proposal, the General Partner shall submit the proposed amendment to the Limited Partners, and the General Partner shall make its recommendation with regard to each such proposal.  A majority of the then outstanding limited partnership interests (not including any limited partnership interests held by the General Partner) shall be required to pass an amendment.  For purposes of obtaining a written vote, the General Partner may require responses to be made within a specified time.

            This Agreement may be amended by the General Partner, upon 30 days' prior notice to each Partner, as to the following matters:  (a) to add to the duties or obligations of the General Partner or surrender any right or power granted to the General Partner herein, for the benefit of the Limited Partners; (b) to cure any ambiguity, to correct or supplement any provision in this Agreement which may be inconsistent with any other provision, or to add any other provisions with respect to matters or questions arising under this Agreement which will not result in inconsistency with the provisions of this Agreement; or (c) to delete from or add any provision to this Agreement required or deemed necessary to be so deleted or added by representatives of the Securities and Exchange Commission, and CFTC or any other governmental agency or authority for the benefit or protection of the Limited Partners.

            No amendment, whether proposed by the General Partner or Limited Partners, shall cause the Partnership to become a general partnership, change the liability of the General Partner or the Limited Partners so as to materially and adversely affect any Partner, change any Partner's share of the profits or losses of the Partnership without the consent of such Partner, extend the duration of the Partnership, or change the provisions of this paragraph.

17.        GOVERNING LAW.

            The validity and construction of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

18.        MISCELLANEOUS.

            (a)        Priority Among Limited Partners.  Except as otherwise may be specifically set forth in this Agreement, no Limited Partner shall be entitled to any priority or preference over any other Limited Partner in regard to the affairs of the Partnership.

            (b)        Notices.  All notices under this Agreement, other than reports by the General Partner to the Limited Partners, shall be in writing and shall be effective upon personal delivery, or if sent by air courier or registered or certified mail, postage prepaid, addressed to the last known address of the party to whom such notice is to be given, upon the deposit of such notice in the United States mail.  Reports by the General Partner to the Limited Partners shall be in writing and shall be sent by first class mail to the latest known address of each Limited Partner.

            (c)        Binding Effect.  This Agreement shall inure to the benefit of and be binding upon all of the parties, their successors, assigns as permitted herein, custodians, estates, heirs and personal representatives.  For purposes of determining the rights of any Partner or assignee hereunder, the Partnership and the General Partner may rely upon the Partnership records as to who are Partners and assignees and all Partners and assignees agree that their rights shall be determined and that they shall be bound thereby.

            (d)        Captions.  Captions in no way define, limit, extend or describe the scope of this Agreement nor the effect of any of its provisions

            (e)        Severability.  If any provision of this Agreement or the application of such provision to any person or circumstance shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances, other than those as to which it is held invalid, shall not be affected thereby.

            (f)        Tax Status of Partnership.  If, by reason of any provision or provisions of this Agreement, the Internal Revenue Service shall assert the position that the Partnership shall not be deemed to be a partnership for purposes of the federal income tax laws, then said provision or provisions of this Agreement shall not be operative.

            (g)        Limited Liability.  If, by any reason of any provision or provisions of this Agreement, the Limited Partners shall be deemed to be liable as general partners rather than limited partners, then said provision or provisions of this Agreement shall not be operative.

            (h)        Counterparts.  This Agreement and the subscription agreement may be executed in counterparts, each of which shall be considered an original and all of which counterparts of each agreement shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

General Partner:

RUVANE FUND MANAGEMENT CORPORATION

By:  /s/ Robert L. Lerner
Robert L. Lerner
President

Initial Limited Partner:

By:  /s/ Robert L. Lerner
Robert L. Lerner